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                                                                    Exhibit 4.10


                        DEBENTURE SUBSCRIPTION AGREEMENT

          SUBSCRIPTION AGREEMENT, dated as of November 4, 2002, between NEW YORK COMMUNITY BANCORP, INC., a Delaware corporation (the "Issuer"), and NEW YORK COMMUNITY CAPITAL TRUST V, a statutory trust formed under the laws of the State of Delaware (the "Trust"), relating to the Junior Subordinated Deferrable Interest Debentures due November 1, 2051 (the "Debentures") issuable pursuant to the Indenture dated as of November 4, 2002, as supplemented by the First Supplemental Indenture, dated as of November 4, 2002, between the Issuer and Wilmington Trust Company, as trustee.

          WHEREAS the Trust desires to purchase from the Issuer, and the Issuer desires to sell to the Trust, certain Debentures.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. The Trust hereby offers to purchase, and the Issuer hereby accepts such offer and agrees to issue and sell to the Trust, contemporaneously with the Closing Time (as defined in the Underwriting Agreement, dated October 28, 2002, among the Issuer, the Trust and each of the Underwriters named therein), $283,505,200 aggregate principal amount of Debentures, in consideration of the payment on or before the date hereof of $183,571,800.72 in immediately available funds.

          2. The Issuer and the Company each represent and warrant that the Debentures have been duly authorized and executed by the Issuer, and when duly authenticated and delivered to the Trust in accordance with the terms hereof, will constitute the legal, valid and binding obligations of the Issuer in accordance with their terms (subject to the receivership, conservatorship and supervisory powers of both regulatory agencies as well as applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3. This Agreement shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State, without regard to conflicts of law principles thereof.

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                  IN WITNESS WHEREOF, each of the parties hereto has caused this
Debenture Subscription Agreement to be duly executed and delivered as of the date hereof.

                                    New York Community Bancorp, Inc.

                                    By: /s/ Anthony E. Burke
                                        ----------------------------------------
                                         Name:  Anthony E. Burke
                                         Title: Senior Executive Vice President

                                    New York Community Capital Trust V

                                    Robert Wann, as Administrative
                                    Trustee

                                    /s/ Robert Wann
                                    --------------------------------------------



                                    Thomas R. Cangemi, as Administrative
                                    Trustee

                                    /s/ Thomas R. Cangemi
                                    --------------------------------------------

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